Exhibit 99.1

Contact: Janet Kirkley,
704-532-3318
—For Immediate Release—

Speedway Motorsports Reports Results for First Quarter 2018 and

Reaffirms Full Year 2018 Guidance

CONCORD, NC (April 26, 2018) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported first quarter 2018 total revenues of $74.4 million and a net loss of $2.7 million or $0.07 per diluted share. These results were within management’s expectations, and SMI reaffirmed its full year 2018 non-GAAP earnings guidance of $1.00 to $1.20 per diluted share as further described below.

Las Vegas Motor Speedway is holding a second annual Monster Energy NASCAR Cup race weekend beginning in September 2018. As management expected, admission revenues from their first quarter 2018 NASCAR events were lower on a comparable year-over-year basis. The Company believes the initial strong appeal of these new major races in the Las Vegas market reduced the demand for their first quarter 2018 NASCAR events. However, net increases in current full year and long-term future profitability are expected from realignment of these third quarter 2018 racing events.

These results also reflect the negative impact of poor weather surrounding NASCAR racing events at our Atlanta and Las Vegas Motor Speedways this period. Management believes many revenue categories continue to be negatively impacted by changing demographics, evolving media content consumption, as well as the lingering effects of uncertain consumer and corporate spending, and underemployment in certain demographic groups.

First Quarter Comparison:
●	Total revenues of $74.4 million in 2018 compared to $76.4 million in 2017
●	Reduced income tax benefit in 2018 from lower rates under the Tax Cuts and Jobs Act
●	Accelerated depreciation and removal costs on retired assets aggregating $4.6 million pre-tax, $2.9 million after tax or $0.07 per diluted share in 2017
●	Net loss of $2.7 million or $0.07 per diluted share in 2018 compared to $1.9 million or $0.05 per diluted share in 2017
●	Adjusted non-GAAP net loss of $2.7 million or $0.07 per diluted share in 2018 compared to adjusted non-GAAP net income of $962,000 or $0.02 per diluted share in 2017

The Company now excludes the 10% broadcast rights fees that NASCAR retains for itself from both broadcasting revenue and related event management fees. Amounts for NASCAR broadcasting revenue and NASCAR event management fees were revised by $3.9 million in the first quarter 2017 (comparable amounts were $4.1 million for the first quarter 2018). The revision had no impact on net income or loss, earnings or loss per share, balance sheet data or cash flows.

Non-GAAP Financial Information and Reconciliation

Net income or loss, and diluted earnings or loss per share, as adjusted and set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s operating results.

We have not reconciled non-GAAP forward-looking earnings per diluted share to its most directly comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K. Such reconciliations would require unreasonable efforts to estimate and quantify various necessary GAAP components largely because, as indicated by our relatively wide range of earnings guidance, forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. Such factors include weather conditions surrounding our events, the seasonal popularity or success of NASCAR racing in general, the impact of geopolitical factors on travel plans and spending sentiment, and fluctuating costs of food, gas, health-care and other basic necessities, any or all of which can significantly impact our future results. These components and other factors could significantly impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.

Management uses the non-GAAP information to assess the Company’s operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or loss, or diluted earnings or loss per share, determined in accordance with GAAP. Individual quarterly per share amounts may not be additive due to rounding. Amounts below are in thousands except per share amounts.

	Three Months Ended
	March 31:
	2018	2017
Net loss using GAAP	$(2,714)	$(1,935)
Accelerated depreciation on retired assets and costs of removal, pre-tax (Note 2)	–	4,597
Income tax effect of non-GAAP adjustment	–	(1,700)
Non-GAAP net (loss) income	$(2,714)	$962

Consolidated diluted loss per share using GAAP	$(0.07)	$(0.05)
Accelerated depreciation on retired assets and costs of removal, pre-tax	–	0.11
Income tax effect of non-GAAP adjustment	–	(0.04)
Non-GAAP diluted (loss) earnings per share	$(0.07)	$0.02

We modernized select seating and other areas at our Charlotte, Kentucky and New Hampshire speedways for fan enhancements and alternative marketing purposes in 2017. We recorded associated non-cash, pre-tax charges for accelerated depreciation and costs of removal in the first quarter 2017.

Significant 2018 First Quarter Racing Events

●	Atlanta Motor Speedway - NASCAR Folds of Honor QuikTrip 500 Monster Energy Cup, Rinnai 250 Xfinity and Active Pest Control 200 Camping World Truck Series racing events
●	Las Vegas Motor Speedway - NASCAR Pennzoil 400 Monster Energy Cup, Boyd Gaming 300 Xfinity and Stratosphere 200 Camping World Truck Series racing events

2018 Earnings Guidance

The Company reaffirmed that first quarter 2018 results are consistent with its previous full year 2018 non-GAAP earnings guidance of $1.00-$1.20 per diluted share, excluding non-recurring and other special items. The range of earnings guidance reflects the lingering effects of uncertain economic conditions, among other factors. Inclement weather, potential higher fuel, health-care and food costs and continuing underemployment could significantly impact our future results.

Dividends and Stock Repurchase Program

On February 12, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating approximately $6.2 million, which was paid on March 15, 2018 to shareholders of record as of March 1, 2018. On April 23, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating approximately $6.2 million payable on June 5, 2018 to shareholders of record as of May 15, 2018. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

In February 2018, the number of authorized shares for repurchase under the Company’s stock repurchase plan was increased by 1,000,000 for a plan aggregate now of up to 6,000,000 shares. During the first quarter 2018, the Company repurchased 59,000 shares of common stock for approximately $1.1 million under its stock repurchase program. As of March 31, 2018, the Company has repurchased 4,868,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase as currently authorized is 1,132,000.

Comments

“Our first quarter 2018 results, including reduced admissions, were within our expectations,” stated Speedway Motorsports Chief Executive Officer and President, Marcus G. Smith. “We anticipated lower demand for Las Vegas Motor Speedway’s first quarter NASCAR events because of the initial strong appeal of their new realigned major NASCAR races beginning September 2018. And importantly, we expect a net increase in our full year 2018 and long-term future profitability from the realignments. So far, the racing for our 2018 season has been exciting, displaying NASCAR’s ongoing improvements and the competitive talent of many new drivers. But we need the weather to better cooperate – as poor weather surrounded NASCAR race weekends at our Atlanta and Las Vegas Motor Speedways this quarter.”

“We are excited about showcasing Charlotte Motor Speedway’s new 2.28-mile ROVAL™ at our NASCAR Xfinity and Monster Energy Cup Series races on September 29th and 30th. The ROVAL™ will be our sport’s first combined superspeedway and infield road course, and should provide our fans with exciting racing competition in the ‘playoffs’ and unique sightlines for road course racing. SMI continues investing in new unique, modern fan-zone entertainment areas at several of our speedways. Similar to high end sports bars, with outdoor decks close to our restart zones, these ‘Restart Bars’ are new premium hospitality, viewing and social gathering areas that are providing very enjoyable entertainment to our fans and corporate customers.”

“SMI has lowered ticket pricing for families and children, and offers extended payment terms for many of our 2018 NASCAR events. We are investing in high profile pre-race and post-race entertainment, and interactive mobile phone apps and wireless connectivity infrastructure. We realize many of our fans continue to struggle with underemployment and increasing costs for basic necessities. While improvements in the economy are reaching some of our core and next generation fans, SMI believes its long-standing principle of providing superior, enjoyable entertainment experiences and value that cannot be duplicated at home or other venues is more important than ever.”

O. Bruton Smith, Executive Chairman of Speedway Motorsports stated, “Our management team continues to successfully execute our long-term strategic initiatives of building financial strength through share repurchases, debt reduction and restrained capital spending. SMI’s multi-year contracted revenue streams, including the ten-year NASCAR broadcasting agreements through 2024, are substantial. We are increasingly focused on broadening the use of our first class facilities to generate stronger revenue streams from track rentals and certain non-motorsports activities in our premium markets. Our business model remains strong, and such long-term strategic actions provide SMI with many opportunities for increased long-term profitability.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, hosting of races, capital projects, expansion, facility repurposing, financing needs, income taxes and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 833-236-2749 (US / Canada / toll-free) or 647-689-4174 (international). The reference number is 2778777. A webcast of the call can be accessed at the Company's website at www.speedwaymotorsports.com under “Investors”. Participating in the call will be Marcus G. Smith, Chief Executive Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries
Selected Financial Data - Unaudited
For The Three Months Ended March 31, 2018 and 2017
(In thousands except per share amounts)

	Three Months Ended
STATEMENT OF OPERATIONS DATA	3/31/2018	3/31/2017

Revenues:
Admissions	$10,863	$14,750
Event related revenue	19,390	18,959
NASCAR broadcasting revenue (a)	36,741	34,930
Other operating revenue	7,370	7,805
Total Revenues	74,364	76,444
Expenses and Other:
Direct expense of events	12,254	12,457
NASCAR event management fees (a)	20,552	19,179
Other direct operating expense	4,872	5,140
General and administrative	24,393	22,586
Depreciation and amortization	13,090	17,505
Interest expense, net	2,957	3,005
Other expense, net	51	578
Total Expenses and Other	78,169	80,450
Loss Before Income Taxes	(3,805)	(4,006)
Benefit from Income Taxes	1,091	2,071
Net Loss	$(2,714)	$(1,935)

Basic Loss Per Share	$(0.07)	$(0.05)
Weighted average shares outstanding	40,982	41,087

Diluted Loss Per Share	$(0.07)	$(0.05)
Weighted average shares outstanding	41,002	41,108

Major NASCAR-sanctioned Events Held During Period	4	4

(a) Amounts for 2017 were revised for consistency with 2018 presentation; there was no impact on net income or loss, earnings or loss per share, or balance sheet data

Certain Events Affected by Poor Weather and Other Racing Schedule Changes:
• Poor weather surrounded the Monster Energy NASCAR Cup Series racing weekends at Atlanta and Las Vegas Motor Speedways in the first quarter 2018
• Las Vegas Motor Speedway held one NASCAR Camping World Truck Series race in the first quarter 2018 that was not held in the same period last year

BALANCE SHEET DATA	3/31/2018	12/31/2017

Cash and cash equivalents	$58,915	$81,924
Total current assets	114,451	123,334
Property and equipment, net	959,058	958,215
Goodwill and other intangible assets, net	344,608	344,608
Total assets	1,442,818	1,450,680

Deferred race event and other income, net	52,977	40,779
Total current liabilities	93,143	88,733
Credit facility borrowings (all term loan)	27,000	30,000
Total long-term debt (excluding deferred financing costs)	227,887	231,049
Total liabilities	533,375	531,457
Total stockholders' equity	909,443	919,223